Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors and Stockholders
Chromcraft Revington, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-48728) on Form S-8 of Chromcraft Revington, Inc. of our report dated February 25, 2005, relating to the consolidated balance sheets of Chromcraft Revington, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows and the consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of Chromcraft Revington, Inc. Our report refers to a change in accounting for goodwill amortization and impairment in 2002.




KPMG LLP
Indianapolis, Indiana
February 25, 2005